Exhibit 10.111

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made this 18th day of April, 2003 by and between LAKESHORE MARKETPLACE, LLC a Delaware limited liability company, and MONROE OUTLET CENTER, LLC a Michigan limited liability company (collectively referred to as “Seller”), and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership (“Purchaser”).

RECITALS

A.            Seller is the fee owner of the Land and Building (hereinafter defined) comprising the shopping center commonly referred to as Lakeshore Marketplace, located in the City of Norton Shores, Muskegon County, Michigan.

B.            Seller desires to sell, and Purchaser desires to purchase, the Real Property, together with all of Seller’s right, title and interest in and to the Personal Property, the Contracts and the Leases (all as defined below and collectively referred to herein as the “Property”), upon and subject to the terms and conditions hereinafter set forth.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Seller and Purchaser agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  As used herein, the following terms shall have the respective meanings indicated below:

(a)           Agreement.  This Agreement of Purchase and Sale, including the Exhibits attached hereto which are incorporated herein and made a part hereof.

(b)           Building.  The building or buildings located at the Land and comprising the shopping center commonly known as Lakeshore Marketplace, located in the City of Norton Shores, Muskegon County, Michigan.

(c)           Closing Date.  On or before fifteen (15) days after the Due Diligence Approval Date, with Purchaser having the right to accelerate the Closing by written notice to Seller, with such Closing to take place no sooner than three (3) business days or later than seven (7) business days after such notice.

(d)           Confidential Materials.  As defined in Section 17.6 hereof.

(e)           Contracts.  All written (a) service, maintenance, operating, repair, supply, purchase, construction or other contracts and commitments (excluding the Leases and the recorded documents evidencing the Permitted Title Exceptions) in any way related to the Land or Building (or any part thereof), or pursuant to which goods, services and supplies are furnished, or persons are employed on a continuing basis, for the operation, maintenance, repair or construction of the Land or Building, to the extent any of the foregoing will survive the Closing Date hereunder; and (b) equipment leases relating to equipment leased by or on behalf of Seller, located in or upon the Land or Building, to the extent any of the foregoing will survive the Closing Date.  A list of the Contracts is attached hereto as Exhibit 1.1(e).

(f)            Deed.  That certain recordable Covenant Deed to be delivered by Seller at Closing, conveying to Purchaser, or Purchaser’s designee, fee simple title to the Land and Building, subject only to the Permitted Title Exceptions.

(g)           Deposit.  The sum of One Hundred Thousand and 00/100 Dollars ($100,000.00), which shall be deposited by Purchaser with Escrowee, as escrowee, as described in Section 7.1 below.

(h)           Development Materials.  As described in Section 10. 1(b) hereof.

(i)            Due Diligence Approval Date.  The Due Diligence Approval Date is May 15, 2003.

(j)            Due Diligence Materials.  The materials identified on Exhibit 1.1(j) hereto and the Development Materials defined in Section 10.1(b) below. Purchaser acknowledges it has received those Due Diligence Materials listed in Part 1 of Exhibit 1.1(j).  As of the date hereof, Purchaser has not received the items listed in Part 2 of Exhibit 1.1(j).

(k)           Effective Date.  The date when Seller and Purchaser executed the Letter of Intent attached as Exhibit 1.1(k).  Purchaser and Seller agree that both parties executed the Letter of Intent March 12, 2003.

(l)            Escrowee.  Commonwealth Land Title Insurance Company, whose address is 1050 Wilshire, Suite 310, Troy, MI 48084-1526, attn: Maxine Lievois.

(m)          Indemnified Parties.  As defined in Section 10.1(a) hereof.

(n)           Inspections.  As defined in Section 10.1(a) hereof.

(o)           Intangible Personal Property.  The trade name “Lakeshore Marketplace” and, to the extent transferable, all logos, designs, trade names, trademarks, service marks and applicable telephone number(s) and other intellectual property used by Seller in connection with the ownership and operation of the Land and Building, together with the goodwill of the business appurtenant thereto.

(p)           Invasive Inspections.  As defined in Section 10.1(a) hereof.

(q)           Land.  The land located in the City of Norton Shores, Muskegon County, Michigan, legally described in Exhibit 1.1(q) attached hereto.

(r)            Leases.  All leases, tenancies and rental agreements with respect to space within the Building, and all modifications, extensions, amendments and guaranties thereof, in effect as of the date hereof or as permitted pursuant to Section 10.1(c) below.

(s)           Licenses.  All licenses, franchises, certifications, authorizations, certificates of occupancy, approvals and permits issued or approved by any governmental authority and relating to Seller’s (and not any tenant’s) operation, ownership and maintenance of the Real Property or Personal Property or any part thereof, including elevator permits, machinery permits, business licenses, ingress and egress permits and the like.

(t)            Overage Rents.  As defined in Section 6(c) hereof.

(u)           Permitted Title Exceptions.  Those exceptions to title to the Property approved or deemed approved by Purchaser as provided in Article 5 hereof.

(v)           Personal Property.  Collectively, the Intangible Personal Property and the Tangible Personal Property.

(w)          Plans.  As defined in Section 10.1(b) hereof.

(x)            Property.  Collectively, the Real Property and Personal Property.

(y)           Purchase Price.  Twenty-two Million Seven Hundred Fifty Thousand and 00/100 Dollars ($22,750,000.00), plus or minus prorations as described in this Agreement, which sum is the consideration payable by Purchaser to Seller for the Property as described in Section 3.1 hereof.  The Purchase Price is to be considered as Twenty Million Two Hundred Fifty Thousand and 00/100 Dollars ($20,250,000.00) for the developed portion of Lakeshore Marketplace and Personal Property and Two Million Five Hundred Thousand and 00/100 Dollars ($ 2,500,000.00) for the four approximately one-acre undeveloped outlots, and the approximately 5.6 acre expansion parcel, as depicted on Exhibit 1.1(y) hereto.

(z)            Purchaser’s Confidentiality Obligations.  As described in Section 17.6 hereof.

(aa)         Purchaser’s Indemnity.  As described in Section 10.1(a) hereof.

(bb)         Purchaser’s Representatives.  As defined in Section 10.1(a) hereof.

(cc)         Real Property.  The Land and the Building, together with all right, title and interest of Seller in and to all improvements thereon or therein (including all replacements or additions thereof between the date hereof and the Closing Date); all right, title and interest of Seller in and to all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air-conditioning, electrical power, light, plumbing, refrigeration, gas, sewer, water and any other utility services to the Land or Building; all right, title and interest of Seller in and to all easements and appurtenances inuring to the benefit of the Land; and all right, title and interest of  Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof) to the extent inuring to the benefit of the owner of the Land and Building.

(dd)         Seller’s Broker.   As defined in Article 8 hereof.

(ee)         Survey.  Current as-built survey(s) of the Land, prepared by a surveyor licensed by the State of Michigan and certified to Seller, Purchaser and the Title Insurer, to be prepared in accordance with the current Minimum Standard Detail Requirements for Land Title Surveys adopted by the American Land Title Association and American Congress on Surveying and Mapping, setting forth the legal description of the Land and showing the Building, all other structures and improvements, paved areas and parking spaces, and all recorded easements encumbering the Land.

(ff)           Tangible Personal Property.  Any and all tools, machinery, equipment, fixtures, furnishings, signs, supplies and other tangible personal property situated in or upon the Real Property or any part thereof to the extent owned by Seller, and all replacements thereto between the date hereof and the Closing Date, including those items listed on Exhibit 1.1(ff) attached hereto.

(gg)         Title Commitment.  A title insurance commitment for the current form of ALTA Owner’s Title Insurance Policy covering the Land and Building issued by the Title Insurer in favor of Purchaser in the amount of the Purchase Price, showing Seller as the fee simple owner of the Land and Building, excluding all standard and general exceptions.

(hh)         Title Insurer.  Commonwealth Land Title Insurance Company.

(ii)           Title Policy.  An ALTA Form Owner’s Title Insurance Policy for the Land and Building, issued by the Title Insurer pursuant to the Title Commitment, subject only to the Permitted Exceptions, and deleting all standard and general exceptions.

ARTICLE 2

PURCHASE AND SALE

2.1           Purchase and Sale.  Subject to the conditions and on the terms contained in this Agreement:

(a)           Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell and transfer to Purchaser, the Land and Building by the Deed, subject to the Greenwich Mortgage (as hereinafter defined).

(b)           Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell, assign, convey and transfer to Purchaser, all of Seller’s right, title and interest in and to (1) the Contracts (but only to the extent freely assignable), (2) the Leases, (3) the Licenses and (4) the Intangible Personal Property.

(c)           Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell, convey and transfer to Purchaser, any and all of Seller’s right, title and interest in (i) the Tangible Personal Property identified on Exhibit 1.1(ff) by good and sufficient warranty bill of sale and (ii) all other Tangible Personal Property without warranty, but in both cases subject to the Greenwich Mortgage.

ARTICLE 3

DEPOSIT AND PURCHASE PRICE

3.1           Deposit; Payment of Purchase Price.  Purchaser agrees to pay to Seller, and Seller agrees to accept payment of the Purchase Price as follows:

(a)           The Deposit (and interest thereon net of investment charges, if any) shall be (i) paid to Seller and applied against the Purchase Price at Closing or (ii) disbursed in accordance with the terms hereof if Closing does not occur as contemplated hereby.

(b)           At Closing, Purchaser shall pay to Seller the balance of the Purchase Price (after deduction of the (i) Deposit, including net interest thereon, paid to Seller and applied against the Purchase Price as above provided and (ii) the principal balance of the Greenwich Mortgage to be assumed by Purchaser in accordance with Section 13.2), plus or minus prorations or adjustments as hereinafter provided, in cash or by wire transfer of collected federal funds.

ARTICLE 4

SURVEY

4.1   Survey.  As soon as reasonably possible, and in any event within five (5) days after the Effective Date, Seller shall at Seller’s expense deliver or cause to be delivered to Purchaser four (4) copies of the Survey. If the Survey discloses any encroachments onto the Land from any adjacent property, encroachments by or from the Land onto any adjacent property, violations of or encroachments upon any recorded building lines, restrictions or easements affecting the Land, or matters indicating possible rights of third parties (other than tenants under existing Leases, or parties to recorded easements or other operating agreements) or other matters to which Purchaser objects, Purchaser shall give Seller notice of such objection within five (5) days following the receipt of the Survey and the Title Commitment.  Seller shall, within three (3) days after receipt of Purchaser’s objections to the Survey, provide Purchaser with a written response identifying any objections which Seller will not cure.  If Seller provides such timely written notice that it will not have any such objections removed from the Survey,  or insured over, Purchaser may elect, on or before the later of the Due Diligence Approval Date, or two (2) business days after the date on which Seller timely provides, if it so elects, a response to Purchaser’s Survey objections as hereinabove provided, and as its sole and exclusive remedy, to either (i) terminate this Agreement, in which event the Deposit together with net interest thereon shall promptly be returned to Purchaser, all obligations of the parties hereunder shall terminate (other than Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations, which shall expressly survive such termination), and this Agreement shall otherwise have no further force or effect, or (ii) accept the Property subject to such encroachments, violations, unpermitted exceptions or other matters which Seller has not agreed to cure, all of which shall thereafter be deemed Permitted Title Exceptions for purposes hereof. Purchaser’s failure to make either election shall be deemed an election under clause (i) above.  Seller’s failure to provide timely written notice identifying any items it will not cure shall be deemed an election not to cure such objections.

ARTICLE 5

TITLE

5.1           Title.  No later than five (5) days following the Effective Date, Seller shall obtain and deliver the Title Commitment to Purchaser, at Seller’s sole cost and expense, including a copy of all recorded documents raised as an exception therein.  If the Title Commitment raises any title exceptions (other than rights of tenants under existing Leases) to which Purchaser objects, Purchaser shall give Seller notice of such objection within five (5) days following Purchaser’s receipt of the Title Commitment and the Survey, and Seller shall thereafter have the right (without obligation) to have such unpermitted exceptions so objected to by Purchaser removed (in a manner reasonably acceptable to Purchaser) from the Title Commitment or insured over (in a manner reasonably acceptable to Purchaser) by the Title Insurer and to provide evidence thereof to Purchaser.  Seller shall, within three (3) days after receipt of Purchaser’s objections, provide Purchaser with a written response identifying any objections which Seller will not cure.  If Seller provides timely written notice that it will not have any such objections removed or insured over, Purchaser may elect, on or before the Due Diligence Approval Date, and as its sole and exclusive remedy, to either (i) terminate the Agreement, in which event the Deposit with net interest thereon shall promptly be returned to Purchaser, all obligations of the parties hereunder shall terminate (other than Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations, which shall expressly survive such termination), and this Agreement shall otherwise have no further force or effect, or (ii) accept the Property, subject to such unpermitted exceptions raised in said Title Commitment which Seller has not agreed to cure, all of which shall thereafter be deemed Permitted Title Exceptions for purposes hereof.  Purchaser’s failure to make either election on or before the Due Diligence Approval Date shall be deemed an election under clause (i) above. Seller’s failure to timely provide written notice identifying any items it will not cure shall be deemed an election not to cure such objections.  Notwithstanding the aforesaid, no liens which may be “insured over” or removed as a title exception pursuant to bonding over, furnishing of appropriate indemnities, or other action by Seller, or which may be discharged by payment or bonding over or appropriate indemnities to the Title Insurer of $250,000.00 or less in the aggregate (without reference, however, to the Greenwich Mortgage or to liens for special assessments referenced in Section 12.1(i), which shall not be discharged, or the Beal Bank, SSB lien, which Seller shall cause to be discharged regardless of, and shall not be included in, the $250,000.00 aggregate limit) shall be Permitted Title Exceptions, and all such liens shall be discharged by Seller and removed as title exceptions by or before the Closing Date.  On the Closing Date, Seller shall, at Seller’s sole cost and expense (except for the sharing of Closing charges as provided in Section 14.6 below and except as otherwise provided in Section 6.3 below), cause the Title Insurer to issue the Title Policy (or an unconditional commitment to issue such Title Policy), to Purchaser pursuant to and in accordance with the Title Commitment, insuring fee simple title to the Land and Building (and any rights in any appurtenant easements) as of the date and time of recording of the Deed, in each case subject only to the Permitted Title Exceptions and such other title exceptions as Purchaser may approve.  Purchaser shall have the right, at any time prior to Closing, to cause the Title Insurer to issue (herein, the “Purchaser Endorsements”), at Purchaser’s sole cost and expense and without obligation on the part of Seller to obtain any such endorsements as Purchaser shall deem necessary (provided that any endorsements provided by Seller in order to resolve unpermitted title exceptions shall be obtained at Seller’s expense and shall not be Purchaser Endorsements).  Purchaser’s ability or inability to obtain any such Purchaser Endorsements shall not constitute a condition precedent to Purchaser’s obligations hereunder nor shall any failure to so obtain any such Purchaser Endorsements be deemed a default of Seller hereunder.

ARTICLE 6

POSSESSION, PRORATIONS AND CLOSING COSTS

6.1           Possession.  Possession of the Property shall be delivered to Purchaser on the Closing Date, subject to the rights of tenants in possession under the Leases and the rights of other parties under Permitted Title Exceptions.

6.2           Prorations.  All prorations shall be calculated on the basis of Seller owning the Property before the Closing Date and Purchaser owning the Property on and after the Closing Date.

(a)           Taxes. General real estate taxes and annual installments of special assessments affecting the Property shall be prorated on a calendar year basis as of the Closing Date on the basis of 100% of the most recent ascertainable amounts of each such item and the net credit to Seller or Purchaser (as the case may be) shall be applied as an adjustment to or against the Purchase Price on the Closing Date.  Any such taxes prorated on an estimated basis on the Closing Date shall be reprorated by the parties when and as the actual amount of such item becomes known.  Further, in the event of any abatement, refund or reduction of taxes for which Seller has given a proration credit to Purchaser hereunder, the parties shall reprorate the affected portions of taxes based upon the final determination of said taxes, taking into account the foregoing abatement, refund or reduction.  Any adjustment due to reproration shall be effected in cash not later than ten (10) days following final determination of the amount of such item and demand by the party to whom payment is due.

Notwithstanding the foregoing, in order to take into account the various methods by which tenants are required to reimburse the landlord for real estate taxes or assessments, the parties have agreed to the following terms (which assume that Closing will occur prior to the date by which the July 1, 2003 tax bill, if unpaid, would be delinquent, that such bill will not be paid before the latest possible date prior to delinquency, and that it will be paid by Purchaser):

(i)            With respect to amounts payable by Barnes & Noble, Petco, Pier One, T.J. Maxx, Toys “R” Us or Hooters, or any other Tenant which pays lump sum reimbursements of real estate taxes or assessments pursuant to specific invoicing for such amounts:  (-a-) Seller shall be entitled to retain all reimbursements made with respect to real estate taxes or assessments set forth in the December 1, 2002 tax bill or any prior tax bill; (-b-) Purchaser shall be entitled to retain all reimbursements made with respect to the July 1, 2003 tax bill and all subsequent tax bills; and (-c-) real estate taxes with assessments affecting the portion of the Property relating to such Tenants shall not be prorated;

(ii)           With respect to arrangements wherein Tenants pay monthly installments on account of anticipated future real property tax bills, subject to year-end reconciliation, (-a-) Seller shall be entitled to retain all such installments which were paid in anticipation of the December 1, 2002 tax bill or any prior tax bill, (-b-) Purchaser shall be entitled to retain (or to be given credit by Seller for) all such installments which have been or will be paid in anticipation of the July 1, 2003 or later tax bills, including, without limitation, all monthly installments of such amounts payable by Tenant on or after January 1, 2003; and (-c-) real estate taxes with assessments affecting the portion of the Property relating to such Tenants shall not be prorated

(iii)          With respect to (-a-) real estate taxes and assessments pertaining to that portion of the Real Property comprising the four undeveloped out lots and the expansion parcel, and (-b-) those portions of the total real estate taxes and assessments levied against the Building but not reimbursable by Tenants because of vacancy, or not fully reimbursable by Tenants under the specific terms of their leases, such amounts shall be prorated between Seller and Purchaser pursuant to the calendar year method set forth in the first full subparagraph of this Section 6.2(a) and appropriate credits given.

In the event any Tenants are delinquent as of the Closing with respect to any tax reimbursement obligations to be prorated or otherwise allocated in accordance with this Section 6.2(a), collections and payments as between Seller and Purchaser with respect to such delinquencies shall be governed by the terms of Section 6.2(j) below.

(b)           Fixed, Minimum and Base Rents.  Subject to Section 6.2(j) of this Agreement, (i) Seller shall be entitled to fixed, minimum and base rents which are due or past due, prorated to the Closing Date regardless of when such payments are actually made, and (ii) Purchaser shall be entitled to all fixed, minimum and base rents accruing and prorated on or after the Closing Date.

(c)           Overage Rents.  Subject to Section 6.2(j) of this Agreement, Seller shall be entitled to all Overage Rents which are due or past due or not yet due but accrued under the terms of the Leases, prorated to the Closing Date, regardless of when such payments are actually made.  “Overage Rents” to be prorated hereunder shall include, but not be limited to, percentage rents, consumer price index escalation payments and other similar rental payments in excess of fixed, minimum and base rents under the Leases, whether finally determined before or after the expiration of the fiscal years under various Leases. Overage Rents shall be separately prorated under each Lease on the basis of the fiscal year set forth in each Lease for the payment of Overage Rents.  The foregoing notwithstanding, Overage Rents shall not be credited at Closing, but shall instead be adjusted and paid, subject to collection from tenants, at the year-end adjustment.  Any interim Overage Rent payments made before the Closing Date shall be retained by Seller until year-end adjustment and determination of each party’s allocable share thereof.  Any amounts received by Purchaser on or after the Closing Date as interim payments of overage rents shall be retained by Purchaser until year-end adjustment and determination of Seller’s allocable share thereof.  Upon final determination of Overage Rents owed by a tenant under its Lease for the fiscal year under that Lease in which the Closing Date occurs, Seller and Purchaser shall adjust between themselves amounts owed for such fiscal year on account of Overage Rents, and Seller’s allocable share of such Overage Rents shall be equal to an amount determined by multiplying total Overage Rents owed by the fraction whose numerator is the number of days in such fiscal year until the Closing Date, and whose denominator is the total number of days in such fiscal year.  At the end of the fiscal year for each Lease for which Overage Rents are due from a tenant, Purchaser shall promptly bill the amounts due, if necessary. To the extent received by Purchaser under the applicable Lease, Purchaser shall furnish Seller with financial statements indicating the sales and Overage Rent figures for each tenant for all relevant periods.  Within fifteen (15) days after collection, Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any; provided, however, in no event shall Purchaser be obligated to remit any amounts payable to Seller as provided in this sentence unless actually collected from the applicable tenants. If Seller has retained amounts in excess of its allocable share, Seller shall, within fifteen (15) days after notice from Purchaser of the excess owed Purchaser, remit such excess to Purchaser.  Any Overage Rents with respect to Leases terminated before the Closing Date shall belong entirely to Seller, and Purchaser shall remit to Seller all payments made to Purchaser on or after the Closing Date on account of such Overage Rents.  Any Overage Rents with respect to Leases commencing on or after the Closing Date shall belong entirely to Purchaser.

(d)           Common Area Maintenance Charges, Taxes and Similar Expenses.  To the extent tenants under Leases pay monthly estimates of common area maintenance charges, insurance charges,

taxes and similar expenses or other amounts, including administrative fees and other fees and expenses which are allowed by the Leases to be included as such expenses (collectively, “Charges”) with an adjustment at the end of each fiscal year applicable to Charges, they shall be prorated in accordance with this Section 6.2(d).  Until the adjustment described in this section is made, any amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller.  Any amounts received by Purchaser as interim payments of Charges after the Closing Date shall be retained by Purchaser until year-end adjustment and determination of Seller’s allocable share thereof except to the extent provided in Section 6.2(j) below.  Within ninety (90) days after the conclusion of the calendar year, Purchaser shall prepare the reconciliation and Tenant statements of Charges for the calendar year (2003), Seller’s allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from tenants for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Seller’s actual expenditures for providing common area maintenance services, insurance, taxes or other services which are the basis of the Charges accruing until the Closing Date (or that portion of the fiscal year prior to Closing Date in which the Lease is in effect), and the denominator of which is the total cost of providing such services or paying such taxes or other items for the entire year (or that portion of the year in which the Lease is in effect).  If any Lease provides for the adjustment of Charges on the basis of a period other than the calendar year, a reasonable method of calculating the adjustment for that tenant will be determined so that all adjustments can be made at the same time.  If, on the basis of amounts actually incurred and the estimated payments received by Seller on or before the Closing Date, Seller has retained amounts in excess of its allocable share, it shall, within fifteen (15) days after notice from Purchaser of the excess owed Purchaser, remit such excess to Purchaser.  If, on the basis of the foregoing amounts, Seller has retained less than its allocable share, Purchaser shall, within fifteen (15) days after notice from Seller of the amount owed Seller, remit such amount to Seller; provided, however, that in no event shall Purchaser be obligated to credit or otherwise remit such deficient amount to Seller unless actually collected from the applicable tenants.  Seller’s and Purchaser’s calculations shall, in all events, be approved by the other party prior to remitting any statements to tenants of the Property.  Notwithstanding the aforesaid, with regard to any Tenant payments in respect of real estate taxes or assessments, the terms of Section 6.2(a) above shall govern to the extent inconsistent with any of the provisions of this Section 6.2(d).

(e)           Marketing Expenses.  With respect to any Leases which require the tenants thereunder to make payments to the marketing fund, such payments shall be prorated between Purchaser and Seller in accordance with this Section 6.2(e).  The total of all such payments collected by Seller prior to the Closing Date shall be compared to the total of all marketing expenses theretofore incurred and paid by Seller (or for which Seller is otherwise entitled to reimbursement, including administrative fees and other fees and expenses) in the current fiscal year through the Closing Date.  To the extent that the aggregate amount of such payments received by Seller exceeds the aggregate amount of such expenses incurred and paid by Seller, Purchaser shall receive a credit for such excess. To the extent such expenses exceed the amount of such payments, Seller shall receive a credit for such excess.

(f)            Prepaid Rents and Security Deposits.  All prepaid rents of all tenants under Leases not theretofore applied by Seller, with interest thereon to the extent any interest is required to be paid to such tenants under the terms of their Leases, shall be prorated as of the end of the Closing Date.  Purchaser shall receive a credit at Closing for 100% of the security deposits and related interests held by Seller under the Leases as of the Closing Date.  Seller shall not apply any security deposits held thereby as of the date of this Agreement to any delinquent amounts owing by tenants, unless the applicable Lease expires or the applicable tenant vacates its premises.

(g)           Contracts.  Purchaser shall be entitled to a credit for sums that are due (or accrued) and unpaid as of the end of the Closing Date under any Contracts, and Seller shall be entitled to a credit to the extent that sums have been paid under any Contracts for services to be performed or goods to be delivered after the Closing Date. Seller shall be responsible for payment of any base wages (excluding accrued vacation, sick days and other benefits), and taxes applicable to such wages owing to or in respect of employees of Seller performing services at the Property for any period prior to and including the Closing Date.  Purchaser is under no obligation to retain or hire any such employees.

(h)           Other Items of Expense or Receipt.  All other customarily prorated items of expense or receipt shall be prorated between the parties hereto as of the end of the Closing Date as is customary for similar commercial real estate transactions in the Muskegon, Michigan area.  Except with respect to items prorated pursuant to the provisions of Sections 6.2(a) through (g), Seller shall be responsible for payment of any and all bills or charges incurred prior to the Closing Date for work, services, supplies or materials delivered or performed prior to the Closing Date, and Purchaser shall be responsible for payment of any and all bills or charges (i) incurred on or after the Closing Date for work, services, supplies or materials delivered or performed on or after the Closing Date or (ii) for which it received a proration credit.  Purchaser shall not purchase, nor shall there be any proration credit given for, any of Seller’s receivables arising from the operation of the Property.

(i)            Payment of Prorations.  Prorations for all items specified in this Article 6 shall be determined (including by reasonable estimation) on the Closing Date and reflected in an adjustment in the Purchase Price on the Closing Date, except for proration items relating to later collections or which cannot be reasonably estimated at closing.  In all cases, prorations shall be reconciled, as appropriate, with end-of-year actual figures, and mutual payments made pursuant to such reconciliation.

(j)            Collections and Application of Payments after Closing.  From and after Closing, all rent collections by either Purchaser or Seller shall be first applied to current monthly charges, with the balance, if any, to be applied to arrears for months following Closing and then for arrears in months prior to Closing.  After the Closing, Seller shall retain the right to collect any pre-Closing rent delinquencies and shall be permitted to pursue such amounts directly from the tenants; provided, however, that in the event Seller institutes any action or proceeding to collect any delinquent rent after Closing, it shall not seek any remedies which would cause eviction of the tenant or otherwise interfere with a tenant’s possessory rights, or seek to terminate any lease; and provided, further, however, Purchaser shall promptly remit to Seller any rent delinquencies which come into the possession of Purchaser after Closing to which Seller is entitled.  Notwithstanding the aforesaid, if any tenant specifically earmarks portions of any payments for reimbursement to Seller of overdue common area maintenance charges, taxes, insurance premiums or other reimbursable expenses due Seller for periods predating the Closing, such earmarked funds shall be paid to Seller regardless of any other priority herein.  With respect to previously unpaid amounts owed by tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

(k)           Mortgage.  Purchaser shall receive a credit at Closing equal to the outstanding principal (through the Closing Date) on the Greenwich Capital Financial Products, Inc. (“Greenwich Capital”) first mortgage loan secured by a portion of the Real Property (the “Greenwich Mortgage”).  Seller shall pay the one percent (1.00%) loan assumption fee due to Greenwich Capital and all other costs and charges in connection with effecting such loan assumption transaction other than Purchaser’s legal review of the documents.  Seller shall receive a credit at Closing equal to the amount of funds in escrow inclusive of common area maintenance, property taxes, insurance, capital improvements, and other funds retained by Greenwich Capital or its agents at the date of Closing to the extent that such escrowed funds are readily applicable to Purchaser’s future operating costs or are otherwise refundable to Purchaser, and do not represent reserves, holdbacks or escrows for any deferred maintenance or capital improvements which Greenwich Capital established as a requirement prior to the date of execution of this Agreement.

6.3           Closing Costs.  Seller shall pay all charges customarily attributable to sellers for comparable transactions in the geographical area of the Real Property including, without limitation, all title charges and premiums attributable to an ALTA owner’s title policy with standard exceptions deleted, any title insurance costs in connection with assumption of the Greenwich Mortgage, all survey charges and fees for the Survey, all state and county real property transfer or excise taxes (if any), one-half of the escrow costs (as described in Section 7.2 below) and one-half of the charges described in Section 14.6 below.  Purchaser shall pay all charges customarily attributable to purchasers for comparable transactions in the geographical area of the Real Property including, without limitation, all excess title charges and premiums for obtaining the Purchaser Endorsements, all recordation charges (other than recording of any documents in connection with the assumption of the Greenwich Mortgage), all personal property sales or use taxes (if any), all title insurance and money-lender’s escrow charges incurred in connection with any mortgage loans obtained by Purchaser (other than the Greenwich Mortgage), one-half of the escrow costs (as described in Section 7.2 below) and one-half of the charges described in Section 14.6 below.  The parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisers.

ARTICLE 7

DEPOSIT AND CLOSING ESCROW

7.1           Deposit in Escrow.  On or before the last of the dates of Seller’s and Purchaser’s execution and delivery of this Agreement to Purchaser, the parties, through their respective attorneys, shall establish an escrow with the Escrowee, subject to the terms of this Agreement.  Within one (1) business day following the opening of said escrow, Purchaser shall cause the Deposit in the amount of One  Hundred Thousand and 00/100 Dollars ($100,000.00), to be deposited in escrow. On the Due Diligence Approval Date, provided Purchaser has not terminated this Agreement, the entire Deposit shall be deemed earned by Seller and shall be non-refundable, except as otherwise set forth in this Agreement.  Escrowee shall be directed by the parties to invest the Deposit in money market accounts designated by Purchaser and reasonably acceptable to Seller, with interest thereon being applied on account of the Purchase Price at Closing, or if Closing does not occur for any reason, then such interest shall be paid to the party entitled to the Deposit.  The parties shall promptly and in good faith direct Escrowee to disburse the Deposit, with interest earned thereon, to the party entitled to the same as set forth in this Agreement, or as otherwise provided in Section 7.2 below; provided, however, that no additional instruction, approval or further action shall be required for the Deposit to be released to Purchaser if this Agreement is timely terminated by Purchaser pursuant to Sections 4.1 or 13.1 hereof.

7.2           Closing Escrow.  On or prior to the Closing Date, the parties through their respective attorneys, shall establish a deed and money escrow with the Escrowee through which the transaction contemplated hereby shall be closed.  Upon opening of said escrow, the Deposit (plus interest thereon) shall be disbursed from the above-described escrow with Escrowee and deposited in the deed and money escrow.

Unless otherwise required by Escrowee, this Agreement shall constitute the escrow instructions for any such escrows.  The escrow costs and fees for each of the escrow accounts described in this Article 7 shall be equally divided between Purchaser and Seller.

ARTICLE 8

BROKERAGE

8.1           Brokerage.  Seller and Purchaser each hereby represents and warrants to the other that it has not dealt with any broker or finder in respect to the transaction contemplated hereby (other than Seller, who has engaged May Center Advisors, Inc. (“Seller’s Broker”) as its adviser.   Seller agrees to pay Seller’s Broker a real estate commission at Closing.  Seller and Purchaser each hereby agrees to indemnify the other for any claim for brokerage commission or finder’s fee asserted by any person, firm or corporation other than Seller’s Broker claiming to have been engaged by the party making such indemnification.

ARTICLE 9

CASUALTY AND CONDEMNATION

9.1           Casualty.  If, prior to the Closing Date, the Building shall be destroyed or damaged in an amount in excess of the Material Damage Amount (defined below), by fire or other casualty, or if such damage or destruction gives rise to the right of any tenant of at least 5,000 square feet to terminate its Lease, then Purchaser may terminate this Agreement, or if the Building shall be destroyed or damaged in an amount in excess of the Excess Material Damage Amount (defined below), by fire or other casualty, then Seller may terminate this Agreement, and in either such event, all documents shall be returned to the respective parties, the Deposit shall be promptly returned to Purchaser, this Agreement shall become null and void, and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations).  Seller agrees to give Purchaser notice of any Casualty within seventy-two (72) hours after Seller obtains knowledge of any such event, and Purchaser or Seller (if and to the extent applicable) may terminate this Agreement by delivering written notice to the other within five (5) business days following the delivery of such notice. Failure by Purchaser or Seller (as applicable) to timely exercise such termination right shall be conclusive evidence that such right has been waived.  With respect to any casualty hereunder for which this Agreement is not terminated, upon the Closing Date Seller shall (i) credit the Purchase Price with the amount of any deductible under its property insurance policy (or the estimated cost to repair if less than the deductible) and (ii) assign to Purchaser the interest of Seller in and to any insurance proceeds with respect thereto, and Purchaser and Seller may negotiate the commencement of and payment for repairs in advance of Closing.  For the purposes hereof, the term “Material Damage Amount” shall mean damage reasonably determined to be in excess of Two Hundred Thousand and 00/100 Dollars ($200,000.00), and the term “Excess Material Damage Amount” shall mean damage reasonably determined to be in excess of One Million and 00/100 Dollars ($1,000,000.00).  In the event the parties hereto are unable to agree upon the dollar amount of the aforesaid damages within ten (10) days after the date of such fire, vandalism or other casualty, then the determination of said amount by a licensed architect selected by Seller and reasonably acceptable to Purchaser shall be binding upon the parties hereto.  If the Closing Date is scheduled to occur prior to the last day on which Purchaser is entitled to elect to terminate this Agreement under this Section 9.1, then Closing shall be delayed until the last day on which Purchaser is entitled to make such election.

9.2           Condemnation.  If, prior to the Closing Date, any judicial, administrative or other proceeding relating to the proposed taking of any portion of the Land or Building by condemnation or eminent domain or any act in the nature of eminent domain is instituted, Seller shall furnish Purchaser notification thereof within seventy-two (72) hours of Seller’s learning of same, and Purchaser shall have the right, if such proceeding relates to a Substantial Portion (as hereinafter defined) of the Land or Building, to terminate this Agreement by giving Seller written notice of such termination within five (5) business days after receipt of written notification of any such proceeding.  Purchaser’s failure to give such notice in such time shall be conclusive evidence that such termination right has been waived and, in such event, Purchaser shall be assigned, at Closing, all of Seller’s rights to any proceeds or award for such taking.  Should Purchaser elect to terminate this Agreement due to the institution of such proceeding, all documents shall be returned to the respective parties, the Deposit shall be promptly returned to Purchaser, this Agreement shall become null and void, and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations).  If the proceeding does not involve a Substantial Portion of the Real Property, Purchaser shall not have the right to terminate this Agreement but shall be assigned, at Closing, all of Seller’s rights to the proceeds or award relating thereto, provided that Seller shall not settle any condemnation claim or accept any award without Purchaser’s consent, which shall not be unreasonably withheld or delayed.  For the purposes of this paragraph, the proceeding shall be deemed to involve a “Substantial Portion” of the Land and Building if the proceeding (i) affects more than the equivalent of Two Hundred Thousand and 00/100 Dollars ($200,000.00), in value, as reasonably determined by the parties; (ii) causes a permanent material deprivation of access to the Land and Building; (iii) involves a taking of parking areas located on the Real Property such that subsequent to such taking, the Land and Building will be in violation of municipal zoning codes and ordinances, or in violation of parking requirements contained in any of the Leases or recorded documents; (iv) gives rise to the right of a tenant of at least 5,000 square feet to terminate its Lease; or (v) renders impracticable the development or sale of any of the undeveloped outlots or the expansion area.

ARTICLE 10

AFFIRMATIVE COVENANTS OF SELLER AND PURCHASER

10.1         Affirmative Covenants.

(a)           Inspections.  From the date hereof to the Closing Date, Seller shall permit Purchaser and any of its officers, employees, agents, attorneys, accountants, architects, engineers and consultants as designated by Purchaser (collectively, “Purchaser’s Representatives”) access to Seller’s books and records relating to the ownership and operation of the Land and Building and access to and entry upon the Land and Building, to examine, inspect, measure and test the Land and Building (herein collectively, the “Inspections”), all for the purpose of performing its due diligence investigations described in Section 13.1 below.  Prior to conducting any Inspections, Purchaser shall obtain authorization of Seller or its managing agent.  No boring, drilling or other physical intrusion into the structures or ground comprising the Property (herein, “Invasive Inspections”) shall be made without the prior written consent of Seller (which consent shall not be unreasonably withheld).  Purchaser shall give not less than twenty-four (24) hours prior notice to Seller prior to any entry upon the Land or Building for the purpose of conducting such Inspections, and such entry shall be scheduled and coordinated with Seller or its managing agent.  At

Seller’s election, a representative of Seller or its managing agent shall be present during any entry by any of Purchaser’s Representatives upon the Land or Building for conducting said Inspections.  Access to the Land and Building by Purchaser’s Representatives shall be subject (i) to the requirements of any permits, codes, regulations, rules, laws, statutes, other requirements of any governmental body, agency or authority having jurisdiction, (ii) any easements of record, as well as the requirements of private covenants or restrictions, the existence of which Seller has specifically and expressly brought to Purchaser’s attention in writing, and (iii) rights of tenants under Leases.  Purchaser’s Representatives shall work in harmony with all other contractors or workmen performing work at or around the Land or Building site. Further, Purchaser shall use reasonable efforts to insure that neither it nor any of the other Purchaser’s Representatives shall materially interfere with the ongoing operations occurring at the Building or adjacent site during the course of performing any such Inspections.  Purchaser shall furnish Seller with evidence of such insurance as Seller may reasonably require Purchaser to carry against liabilities which may arise in connection with the Inspections.  Purchaser shall not cause or permit any mechanic’s liens, materialmen’s liens or other liens to be filed against the Property as a result of the Inspections. The right of Purchaser or the other Purchaser’s Representatives to enter upon the Land or Building to perform the Inspections shall be limited to the period from and after the Effective Date through the Closing Date. Further, such right to enter upon the Land or Building shall immediately terminate upon termination of this Agreement for any reason (subject, however, to Purchaser’s Indemnity, as hereinafter described).  Seller shall have the right to approve, in advance, any contractors or consultants performing any Invasive Inspections at the Land or Building, as well as the scope of any such Invasive Inspections.  Seller shall not unreasonably withhold such approvals, and shall respond to any request for such approvals within a reasonable time after receipt of the request and other necessary information.  Purchaser shall promptly repair and/or restore to substantially the pre-existing condition any damage to the Property caused by entry upon the Land or Building by Purchaser or the other Purchaser’s Representatives.  Purchaser shall indemnify, defend and hold harmless Seller, its officers, directors, shareholders, partners, tenants, agents and employees (collectively, the “Indemnified Parties”), from and against any and all actions, losses, costs, damages, claims, liabilities, and expenses (including court costs and reasonable attorney’s fees) brought, sought or incurred by or against any of the Indemnified Parties resulting from, arising out of, or in any way relating to, entry upon the Land or Building by Purchaser or any of the other Purchaser’s Representatives (except to the extent that such actions, losses, costs, damages, claims, liabilities and expenses are caused by the acts, omissions or negligence of the Indemnified Parties).  The foregoing indemnification and repair/restoration obligations (herein collectively referred to as “Purchaser’s Indemnity”) shall expressly survive the Closing or earlier termination of this Agreement for the longest period allowed by applicable law.

(b)           Development Materials.  From the date hereof to the Closing Date, Seller shall make available to Purchaser the following items (the “Development Materials”) concerning the Real Property for Purchaser’s inspection and copying, but only to the extent such items are in the actual possession of Seller or its managing agent (provided, however, that Seller’s obligation to make available to Purchaser the Leases, Contracts and Licenses shall not be conditioned upon such items being in the actual possession of Seller or its managing agent):

(i)            Plans and specifications, including mechanical and electrical plans and specifications and architectural floor plans for the Building, parking lot and other improvements situated on the Real Property (collectively, the “Plans”);

(ii)           the Leases, Contracts and Licenses;

(iii)          Soils reports and environmental reports prepared for Seller and relating to the Real Property;

(iv)          Written notices (if any) from the City of Norton Shores, County of Muskegon, State of Michigan or United States environmental protection agency pertaining to current violations of the Real Property with applicable environmental laws; and

(v)           Existing title insurance policy and survey covering the Land and Building.

(c)           Leasing of Vacant Space.  Seller expressly reserves the right to continue to show and take offers to lease all vacant space within the Building.  If Seller desires to enter into any such lease of vacant space, Seller shall submit to Purchaser a deal sheet describing the terms of any proposed lease, as well as the form of lease which Seller proposes to use, and all construction obligations, tenant improvement costs and allowances and leasing commissions.  Purchaser shall thereafter have four (4) business days after receipt of such information in each case to provide its written approval or disapproval thereof.  Purchaser shall be deemed to have consented to any such proposed lease if it fails to respond to Seller’s request for such consent within four (4) business days after such request and receipt of the aforedescribed lease information.  Until the Due Diligence Approval Date, Purchaser’s approval shall not be unreasonably withheld.  From and after the Due Diligence Approval Date if Purchaser has not terminated this Agreement, Purchaser’s approval of an proposed lease may be given or withheld in Purchaser’s sole discretion.  If Purchaser approves such lease proposal, then Seller shall have the right to enter into a lease on materially the same economic terms and conditions as set forth in the deal sheet previously furnished to Purchaser.  In the event any such proposed lease includes landlord construction obligations, tenant improvement allowances and/or lease commissions, such costs shall be prorated between Seller and Purchaser based upon the parties’ respective days of beneficial ownership of the Building during the scheduled term of the lease (excluding periods prior to rental commencement under such lease), with Seller receiving a proration credit at Closing in an amount equal to the total of such costs incurred by Seller multiplied by a fraction, the numerator of which is the number of days from and after the Closing Date and through the balance of the scheduled term of such lease, and the denominator of which is the total number of days from and after the date of rental commencement under such lease and through the balance of the scheduled term of such new lease.  Seller shall be responsible for all tenant fit-up landlord is obligated to pay as of Effective Date costs and leasing commissions relating to the Leases with Hobby Lobby and American Dollar and agreed by Seller any time prior to the Closing Date.  Any such costs to be incurred after the Closing Date shall be Purchaser’s sole obligation.  To the extent Seller procures a tenant or user for the Land or Building, it shall be compensated an amount equal to (a) five percent (5%) of the gross rental revenue for the first five (5) years of the term (or of the actual number of years of the term, if less), of any lease for vacant in-line space or (b) six percent (6%) of gross rental revenue for ground leases of undeveloped land at the Property (out lots or the expansion parcel) for the first five (5) years of the term of such lease, and three percent (3%) of the gross rental revenue for the next five (5) years of the term of such lease (or of the actual number of years of the term of such lease, if less), which transaction is executed not later than six (6) months after the Closing Date.  One half of the compensation for such services shall be paid at commencement of payment of rent by the tenant, and one-half 180 days thereafter.

(d)           Contracts.  If, after the Effective Date, Seller desires to enter into any new Contract, Seller shall submit to Purchaser the form of such new Contract. Purchaser shall thereafter have four (4)

business days after receipt of such proposed new Contract in each case to provide its written approval or disapproval thereof. Until the Due Diligence Approval Date, Purchaser’s approval shall not be unreasonably withheld.  From and after the Due Diligence Approval Date if Purchaser has not terminated this Agreement, Purchaser’s approval of an proposed Contract may be given or withheld in Purchaser’s sole discretion. Purchaser shall be deemed to have consented to any such proposed new Contract if it fails to respond to Seller’s request for such consent within the aforementioned four (4) business days.  If Purchaser approves (or is deemed to have approved) the proposed new Contract, then Seller shall have the right to enter into the new Contract on materially the same terms and conditions as set forth in the form previously furnished to Purchaser.

(e)           Insurance.  Seller hereby covenants and agrees that, from the Effective Date to the Closing Date, it shall cause to be maintained in full force and effect comparable liability, casualty and other insurance as Seller currently has in effect upon and in respect to the Property.

(f)            Rent Roll.  Seller has provided to Purchaser a certified rent roll, which rent roll is attached as Exhibit 10.1(f) hereto.

(g)           Lease Modifications.  Seller will not enter into any amendment to or modification of any of the Leases prior to the Closing Date which will reduce, forgive, or postpone or anticipate any rents or which would otherwise materially affect the value of the Property without Purchaser’s reasonable consent, which consent may be conditioned upon a proposal for a reduction in the Purchase Price consistent with the resulting reduction in income or value of the Property.

(h)           Estoppels.  Seller shall request and use reasonable efforts to obtain and deliver to Purchaser at least five (5) business days prior to the Due Diligence Approval Date (the “Estoppel Delivery Date”) an estoppel letter dated not earlier than April 15, 2003 from each tenant or occupant of the Property in the form attached hereto as Exhibit “10.1(h)”, except that the estoppel letter from any tenant (as hereinafter defined) may be in such form as mandated or authorized by such tenant’s Lease.

In the event that Purchaser has not received an estoppel letter from each Significant Tenant and from non-Significant Tenants occupying in the aggregate 90% of all space in the Property occupied in the aggregate by all non-Significant Tenants hereunder in a form reasonably acceptable to Purchaser by the Estoppel Delivery Date, Purchaser shall have the right to terminate this transaction, in which event Purchaser shall receive a refund of the Deposit, and neither Seller nor Purchaser shall have any further obligations or liabilities hereunder except as otherwise provided in this Agreement.  “Significant Tenants” are those Tenants that occupy at least 5,000 or more square feet of leasable space at the Property.

Notwithstanding the foregoing, if (i) Seller is unable to obtain all of the required estoppel letters by the Estoppel Delivery Date, or (ii) any estoppel letters submitted to Purchaser on or prior to the Estoppel Delivery Date are unsatisfactory to Purchaser in form or content, Seller shall, in either case, have an additional twenty (20) day period after the Estoppel Delivery Date or (if later) after Purchaser provides notice of such dissatisfaction, to obtain the required numbers of, or satisfactorily revised, estoppel letters.  In connection with any extension under this Section 10.1(h) to meet the estoppel letter requirements, the Due Diligence Approval Date shall be automatically extended twenty (20) days.

ARTICLE 11

PURCHASER’S REPRESENTATIONS AND WARRANTIES

11.1         Purchaser’s representations and warranties.  Purchaser represents and, warrants with Seller the following as of the date hereof and also as of the Closing Date, which representations and warranties shall survive the Closing for a period of one (one) year, and upon which Seller does and shall continue to rely:

(a)           That Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and incur its obligations hereunder.  The execution and delivery of this Agreement and the performance of Purchaser’s obligations under this Agreement have been duly authorized, and the individual executing this Agreement on behalf of Purchaser has full authority to do so.

(b)           That this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the execution and performance of this Agreement does not and will not conflict with, or cause a default under, (i) any agreement to which Purchaser is a party or by which Purchaser is bound or (ii) any statute, law, decree, regulation or order of any governmental authority applicable to Purchaser.

11.2         Indemnity.  Subject to Section 17.3, Purchaser shall indemnify, defend and hold Seller harmless from and against any and all material loss, cost, liability or expense suffered by any of them as a result of a breach of any of the foregoing warranties and all other representations and warranties set forth in this Agreement.

ARTICLE 12

SELLER’S REPRESENTATIONS AND WARRANTIES

12.1         Seller’s representations and warranties.  Seller represents and warrants to Purchaser the following as of the date hereof and also as of the Closing Date, which representations and warranties shall survive the Closing for a period of one (1) years, and upon each of which Purchaser does and shall continue to rely:

(a)           That each entity comprising Seller is a validly existing limited liability company, in good standing under the laws of Delaware as of the Effective Date and through and including the Closing Date, except to the extent which may necessitate Seller’s exercise of its special termination right in Section 13.3 below, Seller has all requisite right, power and authority to enter in and consummate this Agreement and incur its obligations hereunder, that the execution and delivery of this Agreement and performance of Seller’s obligations hereunder have been duly authorized, that there are no additional approvals or consents required, and that the individuals executing the Agreement on behalf of Seller have full authority to do so.

(b)           That Seller has not received any notice, nor does it have any knowledge of any violation by Seller of any law, zoning ordinances or building rules or regulations affecting the Property nor has Seller received any notice of, nor has Seller any knowledge of or information as to any existing or threatened condemnation or other legal action by a governmental body involving the Property.

(c)           That Seller has not contracted for any services or employment and has made no commitments or obligations therefor which will bind Purchaser as a successor in interest with respect to the Property except as provided in the Contracts.

(d)           That to Seller’s knowledge Seller presently has, and on the Closing Date will have, all current licenses required to be held by Seller to operate the Property as a commercial retail shopping center required by all or any governmental authorities asserting jurisdiction over the Property.  Such licenses are and shall on the Closing Date be in good standing, are free from violations, and freely transferable to Purchaser to the extent permitted by law.

(e)           That the Rent Roll attached hereto as Exhibit 10.1(f) is a true and correct list of all of the Leases presently in force and affecting the Property and truly and accurately, and without omitting any information the omission of which would be misleading, sets forth the information contained therein; that there are no Leases or occupancy agreements currently in effect which affect the Property other than those listed on Exhibit 10.1(f) (together with any additional Leases approved by Purchaser); that no amendment, modification, or supplement of any kind of said Leases exists other than as specified thereon; that, except as may be shown on Exhibit 10.1(f) as updated to reflect events occurring between the Effective Date and the Closing, all rental and other payments due under the Leases as of the date hereof have been paid in full; that Seller has paid in full all expenses connected with the execution and delivery of the Leases, including all tenant allowances; and that except as may be indicated on Exhibit 10.1(f), no tenants of the Property are entitled to any monetary concessions, rebates, allowances, or free rent for any period after the Closing Date.

(f)            That Seller has received no notice of any building violation; that to Seller’s knowledge the parking servicing the Property (all of which is located upon the Land) complies with the requirements of all Leases and with all applicable statutes, ordinances, rules, and regulations; and that to Seller’s knowledge all improvements and all parts thereof are materially in conformity with all applicable governmental and other legal requirements including health, fire, and building codes.

(g)           That no rents or other deposits are or will on the Closing Date be held by Seller except security deposits and prepaid rents for the current month; and that there are no commissions or other fees payable to any person, entity or agent on the rentals collected or to be collected under the Leases except as disclosed on the Rent Roll.

(h)           To Seller’s knowledge, except as may be disclosed in any environmental reports delivered by Seller to Purchaser, the Property has not been used for the purpose of disposal of, refining, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing or transporting any hazardous waste or hazardous substance, as such terms are defined in the Resource Conservation and Recovery Act of 1976, 42 USC 6901 et seq., as amended, the Compensation and Liability Act of 1980, 42 USC 9601 et seq., or the Superfund Amendments and Reauthorization Act, Public Law 99-499.

(i)            That there are no existing, pending or, to Seller’s knowledge, threatened, public improvements in, about or outside the Property which have resulted in or might result in the imposition of any assessment, lien or charge against the Property, or special assessments or similar charges against the Property except for liens for the special assessments identified on Exhibit 12.1(i) hereto.

(j)            That except as set forth in this Agreement, no person or other entity has any right or option to acquire, lease, use or occupy all or any portion of the Property other than as provided for in the Leases and in the materials listed in Exhibit 1.1(j).

(k)           That there is no material action, suit or proceeding pending or, to the best of Seller’s actual knowledge, threatened against Seller as owner of the Property or affecting the Property, or arising out of the ownership, management or operation of the Property, this Agreement or the transactions contemplated hereby.

(l)            That Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code (“Code”).

(m)          That Seller has no employees at the Property and is not a party to any collective bargaining agreement.

(n)           That neither Seller nor any of its affiliates as described in Sections 414(b), (c) and (m) of the IRS Code (“Affiliates”) has incurred any liability which could subject Purchaser or any asset to be acquired by Purchaser pursuant to this Agreement to any lien or material liability under Section 302(f), 4062, 4063, 4064, 4201 or 4301(b) of the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a)(29) or 412 of the Code.

(o)           That, to Seller’s knowledge, the Greenwich Mortgage is in good standing and without defect or default thereunder, and is fully paid to the last applicable due date.

(p)           Seller’s “knowledge”, “receipt of by Seller” and similar phrases as used in this Article VI mean and refer to the actual knowledge of: (i) Tom Rumptz and (ii) Terri Springstead, and shall not include the knowledge of any other person or entity.  Seller represents and warrants that the aforesaid persons comprise those representatives of Seller best situated to have knowledge of the subject matter of Seller’s warranties as set forth in this Article 12.

12.3.        Acknowledgment and disclaimer.  IT IS ACKNOWLEDGED THAT PURCHASER HAS HAD OR SHALL HEREAFTER HAVE AMPLE OPPORTUNITY TO INVESTIGATE ALL ASPECTS OF THE PROPERTY AND TO OBTAIN KNOWLEDGE OF ALL ATTRIBUTES CONCERNING SUCH PROPERTY.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 12, THE PROPERTY SHALL BE CONVEYED TO PURCHASER ON AN “AS-IS, WHERE-IS” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER WITH RESPECT TO THE PROPERTY, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO THE PHYSICAL OR STRUCTURAL CONDITION OF THE PROPERTY, THE PROPERTY’S COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT, OR WITH RESPECT TO THE EXISTENCE OR ABSENCE OF TOXIC OR HAZARDOUS MATERIALS, SUBSTANCES OR WASTES, ASBESTOS OR ASBESTOS CONTAINING MATERIALS, OR STORAGE TANKS IN, ON, UNDER, ABOUT OR AFFECTING THE PROPERTY AND THAT SELLER HAS MADE AND HEREBY MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER AND HEREBY DISCLAIMS ANY IMPLIED WARRANTY REGARDING THE FITNESS FOR A PARTICULAR PURPOSE, QUALITY OR MERCHANTABILITY OF THE LAND, THE IMPROVEMENTS, THE PERSONAL PROPERTY OR

ANY PORTION THEREOF.  PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (B) PURCHASER IS REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE SALE CONTEMPLATED BY THIS AGREEMENT; (C) PURCHASER IS KNOWLEDGEABLE AND EXPERIENCED IN THE PURCHASE, OWNERSHIP AND SALE OF COMMERCIAL REAL ESTATE AND IS FULLY ABLE TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION; AND (D) PURCHASER HAS CONDUCTED (OR WILL HEREAFTER CONDUCT) OR HAD THE OPPORTUNITY TO CONDUCT (OR  WILL HEREAFTER HAVE THE OPPORTUNITY TO CONDUCT) ITS OWN INSPECTION AND INVESTIGATION OF THE PROPERTY.

12.4         Indemnity.  Subject to Section 17.3, Seller shall indemnify, defend and hold Purchaser harmless from and against any and all material loss, cost, liability or expense suffered by any of them as a result of a breach of any of the foregoing warranties and all other representations and warranties set forth in this Agreement.

12.5         Exception Matter.  As used herein, the term “Exception Matter” shall refer to a matter disclosed to Purchaser in writing or discovered by Purchaser before the Closing Date that would make a representation or warranty of Seller contained in this Article 12 untrue or incorrect and of which Seller had no knowledge prior to the date of execution of this Agreement, including, without limitation, matters disclosed in writing to Purchaser by Seller.  Purchaser shall promptly notify Seller in writing of any Exception Matter of which Purchaser obtains knowledge before the Closing Date (other than any Exception Matter disclosed in writing to Purchaser by Seller).  If Purchaser obtains knowledge of any Exception Matter before the Closing Date but nonetheless elects to proceed with the acquisition of the Property, Purchaser shall consummate the acquisition of the Property subject to such Exception Matter, and Seller shall have no liability with respect to such Exception Matter, notwithstanding and contrary representation or warranty contained in this Agreement.

ARTICLE 13

CONDITIONS PRECEDENT AND TERMINATION

13.1         General Feasibility.  The obligation of Purchaser to close the transaction contemplated hereby is subject to Purchaser’s review and approval, at its sole cost and expense, on or before the Due Diligence Approval Date, of the Due Diligence Materials, and of the results of the Inspections.  If, for any reason, Purchaser, in its sole discretion, is not satisfied with any of the foregoing, then Purchaser may, at its option, on or before the expiration of the Due Diligence Approval Date in the manner hereinafter described, elect to terminate this Agreement, in which event the Deposit and all net interest earned thereon shall promptly be returned to Purchaser, this Agreement shall become null and void and neither party shall have any further rights and obligations hereunder (subject, however, to survival of Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations).  Purchaser’s failure to give Seller written notice of termination on or before the Due Diligence Approval Date shall be deemed to be Purchaser’s election to proceed with the acquisition of the Property in accordance with this Agreement and any deposits shall become nonrefundable, but remain applicable to the Purchase Price.  Absent such election or deemed election to terminate this condition shall be deemed satisfied, and the parties shall thereafter proceed to close the transaction contemplated by this Agreement as otherwise provided herein.

13.2         Mortgage Assumption.  The obligation of Seller and Purchaser to close the transaction contemplated hereby is subject to Seller’s and Purchaser’s receipt of consent from Greenwich Capital to the assumption of the Greenwich Mortgage by Purchaser pursuant to the terms of the Greenwich Mortgage loan documents existing as of the date of execution hereof, and the release of the Seller from any and all liability in connection therewith.  Seller and Purchaser agree to use reasonable efforts to obtain such consent, provided that Seller shall not be required to make any payment to  Greenwich Capital as a condition to obtaining such consent, exclusive of the payment by Seller to Greenwich Capital of the  assumption fee provided for in the Greenwich Mortgage and the other loan documents evidencing the loan secured by such mortgage and ancillary closing costs and charges required to be paid or reimbursed to Greenwich Capital and any recording costs.  In the event Seller and Purchaser are unable to obtain such consent to be deposited in escrow with Escrowee prior to the Closing Date, the Closing shall be extended for up to an additional sixty (60) days.  If Seller and Purchaser remain unable to obtain such consent to be deposited in escrow with Escrowee prior to the extended Closing Date, this Agreement shall terminate, in which event the Deposit, together with all net interest earned thereon, shall promptly be returned to Purchaser, this Agreement shall become null and void, and neither party shall have any further rights and obligations hereunder (subject, however to survival of Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations).

13.3         Seller’s Special Termination Right.  In the event that on or before the end of the Due Diligence Approval Date, Horizon Group Properties, Inc., a Maryland corporation, together with its subsidiaries (which include Seller and are collectively referred to herein as the “Company”) receives an offer to purchase either (a) substantially all of the properties owned by the Company (calculated on the basis of the aggregate value of such properties or the basis of number of individual properties to be purchased), or (b) substantially all of the net equity value of the Company, Seller may provide Purchaser written notice to terminate the Purchase Agreement, provided that Seller shall pay Purchaser a termination fee of $250,000.00, as its sole obligation for compensating Purchaser for any and all cost and expense which Purchaser incurs in performing its evaluation of the Property.

13.4         Beal Bank, SSB Lien.    Seller has disclosed that the undeveloped out lots and the expansion parcel referred to in Section 1.1(y) above are encumbered by a mortgage lien in favor of Beal Bank, SSB (the “Beal Bank Lien”).  Seller is required by this Agreement to cause the Property to be conveyed to Purchaser free and clear of the Beal Bank Lien.  Notwithstanding the aforesaid, if during the fifteen (15) day period from and after the date of execution of this Agreement Seller determines in good faith that it would not be possible on a commercially reasonable basis to obtain the release of such lien, Seller shall have the option to terminate this Agreement without further liability or obligation to Purchaser, in which case the Deposit shall be returned to Purchaser.

ARTICLE 14

CLOSING

14.1         Time and Place.  The transaction contemplated hereby shall close (i.e., meaning that all deliveries described in Sections 14.2, 14.3 and 14.4 must be properly delivered or deposited by such date), on the Closing Date at the offices of the Escrowee and/or its affiliate branch in Muskegon, Michigan through an acceptable escrow arrangement or on such other date, time and place as the parties may mutually agree.

14.2         Seller’s Deliveries.  On or before the Closing Date, Seller shall deliver or cause to be delivered to Purchaser or to Escrowee the following Closing documents and other items, each of which shall be in form and substance reasonably acceptable to counsel for Purchaser:

(a)           the Deed;

(b)           (1) Seller’s assignment of the Contracts, (2) Seller’s assignment of the Leases, (3) Seller’s assignment of the Licenses, and (4) Seller’s assignment of the Intangible Personal Property, as provided in Section 2.l(b), each of which assignment documents referenced in this subsection (b) shall contain Seller’s indemnification of Purchaser from and against all obligations and liabilities of Seller thereunder arising or accruing prior to the Closing Date (excepting therefrom any obligations for which Purchaser receives a proration credit at Closing, and any obligations for which Purchaser expressly assumes liability pursuant to the terms hereof), or any obligations relating to any tenant to the extent described in Section 6.2(d) above, subject to the provisions of Section 17.3 below.

(c)           Seller’s warranty bill of sale as provided in Section 2.l(c);

(d)           Originals (to the extent in Seller’s possession) or copies of all Contracts, Leases and Licenses relative to the Real Property or Personal Property (or any portion thereof);

(e)           Letters to tenants under the Leases (in a form reasonably acceptable to Purchaser) advising that the Land and Building has been sold to Purchaser (or as Purchaser may otherwise designate), directing payment of rental in accordance with the directions of Purchaser, and directing tenants to deliver to Purchaser within a reasonable period after the Closing Date, endorsements of any insurance policies required under the tenant’s Lease, deleting the interests of Seller with regard to occurrences thereafter arising and adding the interest of Purchaser as landlord;

(f)            All keys held away from the Property by Seller to the Building;

(g)           The Title Policy (or an unconditional commitment from the Title Insurer to issue same);

(h)           Any required state, county and municipal transfer declarations;

(i)            (1) an executed Affidavit in the form attached hereto as Exhibit 14.2(i); or (2) a qualifying statement from the U.S. Treasury Department that the transaction is exempt from the withholding tax requirement imposed by Section 1445A of the Internal Revenue Code and the rules and regulations promulgated thereunder (“Section 1445A”).  In the event Seller fails to deliver either the Affidavit or the qualifying statement as aforesaid, Seller agrees that Purchaser may, at Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding tax requirement imposed by Section 1445A.  Purchaser shall deposit the amount so withheld in escrow with the Escrowee pursuant to terms and conditions acceptable to Seller, Purchaser and the Escrowee, but in any event, complying with Section 1445A; and

(j)            Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by the Title Insurer to fully effect and consummate the transactions contemplated hereby.

14.3         Purchaser’s Deliveries.  On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Seller or to Escrowee the following Closing documents and other items, each of which shall be in form and substance reasonably acceptable to counsel for Seller:

(a)           The balance of the Purchase Price with a credit for the Deposit, the Security Deposit, the assumption of the Greenwich Mortgage and otherwise as adjusted;

(b)           Any required assumption documents in connection with the Greenwich Mortgage;

(c)           Any required state, county and municipal transfer declarations;

(d)           Purchaser’s acceptance of the assignments described in Section 14.2(b) above and Purchaser’s assumption, in favor of Seller, of all obligations and liabilities of Seller arising from and after the Closing Date pursuant to or in connection with the Contracts, Leases, Licenses and Intangible Personal Property and Purchaser’s indemnification of Seller and the other Indemnified Parties from and against any such obligations and liabilities so assumed and arising from and after the Closing Date and all costs, expenses and claims arising therefrom; and

(e)           Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by the Title Insurer to fully effect and consummate the transactions contemplated hereby.

14.4         Concurrent Deliveries.  Seller and Purchaser shall jointly deposit in the Escrow or deliver to each other at or before Closing an agreed closing and proration statement duly executed by the respective parties.

14.5         Concurrent Transactions.  All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

14.6         Concurrent Disbursement of Sale Proceeds.  It is acknowledged and agreed that the escrow Closing required hereby shall provide for the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy (or the Title Insurer’s unconditional commitment to issue the same), payment of the Purchase Price, and disbursement of the net sale proceeds to or at the direction of Seller. Without limitation of the foregoing, the Escrowee shall be directed that the net sale proceeds shall be disbursed to or at the direction of Seller promptly following the recordation of the Deed (or earlier, if the Title Insurer is then unconditionally committed to issue the Title Policy and if the Escrowee so agrees).  Seller and Purchaser shall each pay 50% of the charges of the Title Insurer for the Closing described in this Section 14.6.

ARTICLE 15

DEFAULT

15.1         Seller’s Default; Purchaser’s Remedies.  If Seller is in material default hereunder and fails to cure such default within three (3) business days after Purchaser delivers written notice of such default to Seller (herein referred to as a “Seller default”), and if such Seller default occurs on or before Closing and Purchaser has notice thereof on or before Closing, then Purchaser shall have the option, as its sole recourse, to either (i) bring an action, within thirty (30) days following such Seller default, for the specific performance of this Agreement (ii) terminate this Agreement, whereupon Purchaser shall receive a return of the Deposit, together with net interest thereon, and this Agreement shall thereafter be deemed null and void and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations), or (iii) sue for and receive damages, not to exceed $250,000.00.  Purchaser agrees that it will deliver written notice of a Seller default to Seller within a reasonable time after Purchaser obtains actual knowledge of such Seller default. Nothing herein shall be deemed to imply that Seller’s warranty and indemnification obligations under Section 12 or Seller’s indemnification obligations described in Section 14.2(b) above shall be subject to any of the limitations on remedies contained in this Section 15.1.

15.2         Purchaser’s Default; Seller’s Remedies.  If Purchaser is in material default hereunder and fails to cure such default within three (3) business days after Seller delivers written notice to Purchaser (herein referred to as a “Purchaser default”), and if such Purchaser default occurs on or before Closing and Seller has notice thereof on or before Closing, then Seller shall have the right to terminate this Agreement and receive the Deposit, together with interest thereon, as Seller’s sole recourse hereunder, and the Agreement shall thereafter be deemed null and void and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations).  Notwithstanding the foregoing, Purchaser’s Indemnity and Purchaser’s Confidentiality Obligations shall not be subject to any of the limitations described in this Section 15.2.  Seller agrees that it will deliver written notice of a Purchaser default to Purchaser within a reasonable time after Seller obtains actual knowledge of such Purchaser default. Nothing herein shall be deemed to imply that Purchaser’s indemnification obligations described in Section 11 or Section 14.3(d) above shall be subject to any of the limitations on remedies contained in this Section 15.2.

SELLER AND PURCHASER HAVE ACKNOWLEDGED THAT THEY HAVE READ AND SPECIFICALLY NEGOTIATED THE FOREGOING PROVISIONS AND LIMITATIONS ON REMEDIES AFTER CONSULTATION WITH LEGAL COUNSEL OF THEIR RESPECTIVE CHOICE.

ARTICLE 16

NOTICES

16.1         Notices.  Any notice, demand or other communication which any party may desire or may be required to give to any other party shall be in writing and shall be deemed given (i) if and when personally delivered, (ii) on the first (1st) business day after being sent by a nationally recognized overnight courier addressed to a party at its address set forth below, (iii) on the second (2nd) business day after being deposited in United States registered or certified mail, postage prepaid or (iv) upon delivery if by facsimile transmission (with a copy along with conformation acknowledgement sent that same day by a nationally recognized overnight courier), addressed to a party at its address set forth below, or to such other address as the party to receive such notice may have designated to all other parties by notice in accordance herewith:

If to Seller, to:	c/o Horizon Group Properties, Inc.
5000 Hakes Drive
Muskegon, Michigan 49441
Attention: Thomas Rumptz
Fax: 231-798-5100

With copies to:	Schiff Hardin & Waite
6600 Sears Tower
Chicago, IL 60606
Attention: Steven D. Friedland
Fax: 312-258-5700

If to Purchaser, to:	Ramco-Gershenson Properties Trust
27600 Northwestern Highway, Suite 200
Southfield, MI 48034
Attention: Catherine Clark
Fax: 248-386-1570

With copies to:	Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3583
Attention: Mitchell R. Meisner
Fax: 313-465-7479

ARTICLE 17

GENERAL

17.1         Entire Agreement, Amendments and Waivers.  This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived, except by an instrument in writing signed by the party to be bound thereby.  The waiver of any term or provision of this Agreement shall not constitute a waiver of any other term or provision of this Agreement, nor shall the right to require any enforcement of any term or provision of this Agreement be permanently waived, if a continuing breach of any such term or provision arises.

17.2         Further Assurances.  The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing as shall be reasonably necessary to perform this Agreement and consummate and effect the transactions contemplated hereby.

17.3         Survival and Benefit.  No representations, warranties, covenants or indemnities of the parties contained herein or in any document delivered by Seller at Closing shall be merged into the Deed, but shall survive Closing for a period of one (1) year, provided that any claim asserted by either party against the other with respect thereto shall be deemed waived unless (i) a written notice is delivered to the other party not later than one (1) year after the Closing Date, and (ii) a lawsuit is commenced not later than two (2) months after the delivery of such written notice.  This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Notwithstanding anything herein to the contrary, the aggregate liability of each party hereunder shall be limited to $500,000.00.

17.4         Interpretation.

(a)           The headings and captions herein are inserted for convenient reference only, and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation thereof.

(b)           The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement.

(c)           Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

(d)           Words importing persons shall include firms, associations, partnerships (including limited partnerships), limited liability companies, trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(e)           The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

(f)            This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)           Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day.  Otherwise, all references herein to “days” shall mean calendar days (unless specifically provided to be “business” days).

(h)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan.

(i)            Time is of the essence of this Agreement.

(j)            If any provision hereof or the application of any such provision to any particular person or circumstance is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof or the application of such provision to different person(s) or circumstance(s), as the case may be.

17.5         Consents and Approvals.  Whenever consents or approvals are required under the terms of this Agreement, said consents or approvals shall be in writing.

17.6         Confidentiality.  Any and all information regarding the Property or regarding Seller which is provided to Purchaser by Seller or by its agents, or any other information obtained by Purchaser regarding the subject Property or the Seller in the course of Purchaser’s Inspections or other due diligence investigations hereunder, in each case to the extent not generally available to the public (herein, the “Confidential Materials”), shall be maintained by Purchaser and each of Purchaser’s Representatives (as defined in Section 10.l(a) above) in strict confidence, to be used solely in connection with evaluating the transaction contemplated hereby, and shall not be disclosed to third parties without the prior written consent of Seller. Purchaser acknowledges and agrees that any breach or threatened breach of this confidentiality provision would cause irreparable harm to Seller which may not be adequately remedied by monetary damages and that, as a result, Seller may, in such event, in addition to any other rights or remedies available hereunder or at law or in equity, seek an injunction enjoining any disclosure of the Confidential Materials.  This obligation of confidentiality shall not apply to disclosures compelled by law, any order of a court of competent jurisdiction or by a lawful, proper subpoena, in which event Purchaser shall immediately notify Seller of the circumstances purporting to require such disclosure and shall refrain from such disclosure for the maximum period of time allowed by law so that Seller may take such actions as it may deem appropriate to protect the Confidential Materials being sought.  Purchaser shall make all parties having access to the Confidential Materials aware of their obligation of confidentiality described in this Section 17.6 and shall bind such parties to similar obligations of confidentiality.  The terms of this Section 17.6 shall expressly survive the early termination of this Agreement for the longest period provided by law.  If this Agreement is terminated for any reason prior to the Closing of the transaction contemplated hereby, then, upon the request of Seller, Purchaser shall promptly return to Seller all Confidential Materials (including all copies thereof) which are in the possession of Purchaser or any of Purchaser’s Representatives. Purchaser’s obligations under this Section 17.6 are referred to herein as “Purchaser’s Confidentiality Obligations”.  Seller makes no representations or warranties regarding the accuracy or completeness of any of the Confidential Materials.  Nothing herein shall, however, limit Purchaser’s ability to share such Confidential Materials with any lender contemplating financing of Purchaser’s acquisition or any investor contemplating obtaining an interest in or to the Property or in and to the company taking an interest in the Property, including such parties’ advisers and representatives.

17.7         Cooperation with a Tax Deferred Exchange.  If Seller desires to effect a tax-deferred exchange of the Property for other real property of a like kind pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, Purchaser hereby agrees, at no expense or additional risk to Purchaser, to reasonably cooperate with Seller in Seller’s desire to effect said tax-deferred exchange.  No such exchange shall affect the Closing Date hereunder.  Seller shall indemnify, defend and hold Purchaser harmless from and against any and all losses, damages, liability, costs and expenses imposed or asserted against Purchaser in connection with any such tax-deferred exchange unless Purchaser defaults under this Agreement or any other agreement executed and delivered by Purchaser in connection with any such exchange.

17.8         Assignment.  Except as provided in Section 17.7 and this Section 17.8, neither party shall have the right to assign this Agreement, or any interest herein, to any other person or entity, without first having obtained the prior written consent of the non-assigning party (which consent may be withheld at such non-assigning party’s sole and exclusive discretion).  Further, in the event of any other assignment of this Agreement or any interest herein which has been consented to by the non-assigning party hereunder, the assigning party shall remain responsible for all of its original obligations and liabilities set forth in this Agreement, and such assignment shall not be deemed to release the assigning party, in any respect, from any such obligations and liabilities.  The foregoing notwithstanding, Purchaser may, without the consent of Seller, assign all of its rights and obligations under this Agreement to any affiliated entity, including any entity established by Purchaser for purposes of taking title to the Property.

17.9         Alternative Structure of Sale.  Notwithstanding anything to the contrary herein, Seller shall have the right to elect to assign to Purchaser all of the membership interests in Lakeshore Marketplace, LLC (“Lakeshore”) in lieu of a conveyance of that portion of the Property owned by Lakeshore (the “Lakeshore Property”).  In the event Seller wishes to elect to assign such membership interests, Seller shall make its election in writing to Purchaser not later than April 25, 2003, and, at Closing, Seller shall assign all of the membership interests in Lakeshore to Purchaser or its designee(s) in lieu of Seller’s Deed and bill of sale for the Lakeshore Property.  Notwithstanding the aforesaid, Seller may only elect and carry out such assignment in lieu of a deed of the Lakeshore Property if Purchaser’s interests are properly protected in a manner consistent with the following principles:  (a)  Purchaser’s tax position shall not be negatively affected by the alternative structure, nor shall the costs to Purchaser of completing this transaction be materially greater than by Closing as originally contemplated ; (b) at least one month prior to the Closing, Seller shall transfer one hundred percent (100%) of its right, title and interest in and to the Lakeshore Property to a new Delaware limited liability company (for which partnership tax treatment has been elected), in which Seller shall hold the membership interest (“NewLLC”) (all references herein to an assignment of the membership interests in Lakeshore to Purchaser shall, accordingly, refer to an assignment of the membership interests in NewLLC); (c) Seller shall work with Greenwich Capital to assure that such interim restructuring shall not cause a default under the current loan documents or materially hinder or delay assumption of the Greenwich Mortgage; (d) Purchaser shall be indemnified and held harmless for a period of no less than five (5) years following Closing with respect to matters that reasonably would not have resulted in liability or economic detriment to Purchaser or its successors or assigns had Purchaser acquired the Lakeshore Property directly rather than pursuant to an assignment of membership interest; such areas of protection shall include employee/payroll, pension and related matters, tax liabilities (including, without limitation, transfer tax), claims by investors, partners or limited liability company members at any tier of ownership in Lakeshore or any affiliate, obligations under any Leases or occupancy agreements prior to Closing, and obligations under any contracts affecting the Lakeshore Property prior to Closing, except for specific liabilities, if any, allocated to Purchaser by a separate provision of this Agreement; (e) Seller shall provided customary and appropriate representations and warranties tailored to such transaction; and (f) all such obligations of Seller shall be guaranteed by a surviving principal of Seller with substantial net worth.  All such representations, warranties, indemnities and other matters shall be documented in an agreement to be signed at Closing, and when agreement is reached on specific terms to satisfy the above conditions, this Agreement shall be amended to incorporate the more specific language of such agreement.

17.10       Attorneys’ Fees.  In any action or proceeding between Seller and Purchaser regarding enforcement of this Agreement or any other dispute between the parties arising hereunder, the prevailing party shall be entitled to recover from the other party the prevailing party’s reasonable costs and expenses in such action or proceeding, including reasonable attorneys’ fees, subject, however to the limitation of liability provided for in Section 6.2 above.  The provisions of this Section 17.10 shall survive the Closing of the transaction contemplated by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SELLER:		PURCHASER:

LAKESHORE MARKETPLACE, LLC		RAMCO-GERSHENSON PROPERTIES
a Delaware limited liability company		LP, a Delaware limited partnership

By:	Lakeshore Marketplace Finance	By:	Ramco-Gershenson Properties Trust,
Company, Inc.
a Delaware Corporation		a Maryland real estate investment trust,
Its: managing member		Its: general partner

By:		By:
Name:		Name:	Dennis E. Gershenson
Its:		Its:	CEO

MONROE OUTLET CENTER, LLC
a Michigan limited liability company

By:	Horizon Group Properties L. P.,
a Delaware limited partnership,
Its:	managing member

By:	Horizon Group Properties, Inc.,
a Maryland corporation,
Its:	general partner

By:
Name:
Its:

LIST OF EXHIBITS

EXHIBIT 1.1(e)	-	Contracts
EXHIBIT 1.1(j)	-	Due Diligence Materials
EXHIBIT 1.1(k)	-	Letter of Intent
EXHIBIT 1.1(q)	-	Legal Description of the Land
EXHIBIT 1.1(y)	-	Depiction of the Property
EXHIBIT 1.1(ff)	-	Tangible Personal Property
EXHIBIT 10.1(f)	-	Rent Roll
EXHIBIT 10.1(h)	-	Form of Estoppel Letter
EXHIBIT 12.1(i)	-	Special Assessments
EXHIBIT 14.2(i)	-	Non-Foreign Affidavit